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                                                                Exhibit 11


                     UNION CARBIDE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                  (In millions of dollars except per share amounts)



                                                       Quarter Ended June 30,
                                                           1995         1994
Earnings Per Share - Primary

  Income                                                 $  228       $   73
  Less:  Preferred stock dividend                             4            4
  Net income available to common stockholders
    for primary income calculation                       $  224       $   69


  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   136,695,246  151,151,303
      Dilutive effect of stock options                  4,191,071    4,062,767
                                                      140,886,317  155,214,070

  Earnings per share - primary                           $ 1.59       $ 0.44


Earnings Per Share Assuming Full Dilution

  Income                                                 $  228       $   73
  Less:  Additional ESOP contribution resulting from
           assumed conversion of preferred stock              -            -
  Income for fully diluted income calculation            $  228       $   73


  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   136,695,246  151,151,303
      Dilutive effect of stock options                  4,543,319    4,077,109
      Shares issuable upon conversion of UCC
        convertible preferred stock                    16,381,572   16,563,259
                                                      157,620,137  171,791,671


  Per share assuming full dilution                       $ 1.44       $ 0.42




                                                     Six Months Ended June 30,
                                                           1995         1994
Earnings Per Share - Primary

  Income                                                 $  458       $  136
  Less:  Preferred stock dividend                             7            7
  Net income available to common stockholders
    for primary income calculation                          451       $  129


  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   138,768,552  151,106,994
      Dilutive effect of stock options                  4,118,041    4,014,959
                                                      142,886,593  155,121,953

  Earnings per share - primary                           $ 3.16       $ 0.83


Earnings Per Share Assuming Full Dilution

  Income                                                 $  458       $  136
  Less:  Additional ESOP contribution resulting from
           assumed conversion of preferred stock              -            -
  Income for fully diluted income calculation               458          136


  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   138,768,552  151,106,994
      Dilutive effect of stock options                  4,620,613    4,229,726
      Shares issuable upon conversion of UCC
        convertible preferred stock                    16,404,862   16,606,148
                                                      159,794,027  171,942,868


  Per share assuming full dilution                       $ 2.86       $ 0.79


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